SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant  ☑

Filed by a Party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

BELDEN INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

April 13, 2015

Dear Stockholder:

I am pleased to invite you to our 2015 Annual Stockholders’ Meeting. We will hold the meeting at 12:30 p.m. central time on Thursday, May 28, 2015 at the Four Seasons Hotel St. Louis, Mississippi Room, 8th Floor at 999 North 2nd Street, St. Louis, Missouri.

Consistent with past practice, we are pleased to be taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this e-proxy process has expedited stockholders’ receipt of proxy materials, lowered the associated costs, and conserved natural resources.

On April 13, 2015, we began mailing our stockholders a notice containing instructions on how to access our 2015 Proxy Statement and 2014 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/financialDocuments.cfm.

The agenda for this year’s annual meeting consists of the following items:

Agenda Item	Board Recommendation
1. Election of the Nine Directors Nominated by the Company’s Board of Directors	FOR
2. Ratification of the Appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for 2015	FOR
3. Advisory Vote on Executive Compensation	FOR

Please refer to the proxy statement for detailed information on the proposals and the annual meeting. Your participation is appreciated.

Sincerely,

John Stroup

President and Chief Executive Officer

BELDEN INC.

1 North Brentwood Boulevard,

15th Floor

St. Louis, Missouri 63105

314-854-8000

NOTICE OF 2015 ANNUAL STOCKHOLDERS’ MEETING

TIME & DATE	12:30 p.m. CDT on Thursday, May 28, 2015

PLACE	Four Seasons Hotel St. Louis, Mississippi Room, 8th Floor, 999 North 2nd Street, St. Louis, Missouri 63102

AGENDA	1. To elect the nine directors nominated by the Company’s Board of Directors, each for a term of one year

2. To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2015

3. To hold an advisory vote on executive compensation

4. To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE	You are entitled to vote if you were a stockholder at the close of business on Thursday, April 2, 2015 (our record date).

FINANCIAL STATEMENTS	The Company’s 2014 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K, is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2014, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

VOTING

Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

•       Internet

•       Phone (if you request a full delivery of the proxy materials)

•       Mail (if you request a full delivery of the proxy materials)

By Authorization of the Board of Directors,

Brian Anderson

Senior Vice President, Legal, General Counsel and

Corporate Secretary

St. Louis, Missouri

April 13, 2015

PROXY STATEMENT FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS OF

BELDEN INC.

To be held on Thursday, May 28, 2015

Belden Inc. 2015 Proxy Statement	Page i

Page ii	Belden Inc. 2015 Proxy Statement

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 13, 2015, we began mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS

For questions
Regarding:	Contact:

Annual meeting or	Belden Investor Relations, 314-854-8054
Executive Compensation Questions

Stock ownership	American Stock Transfer & Trust Company
(Stockholders of Record)	http://www.amstock.com
800-937-5449 (within the U.S. and Canada)
718-921-8124 (outside the U.S. and Canada)

Stock ownership	Contact your broker, bank or other nominee
(Beneficial Owners)

Voting	Belden Corporate Secretary, 314-854-8035

Belden Inc. 2015 Proxy Statement	Page 1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2015 annual meeting of stockholders which will take place on May 28, 2015. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability of Proxy Materials to stockholders on April 13, 2015.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of April 2, 2015. On the record date, there were 42,646,177 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.
Q:	What information is available for review?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2014 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	Three matters will be voted on at the meeting:

(1)	the election of the nine directors nominated by the Board, each for a term of one year;

(2)	the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountant for 2015; and

(3)	an advisory vote on executive compensation.

Q:	What are Belden’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares:

(1)	FOR the Company’s slate of directors;

(2)	FOR the ratification of Ernst & Young; and

(3)	FOR the approval of the Company’s executive compensation.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of April 2, 2015, the record date, may be voted by you. These shares include those (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stock broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Page 2	Belden Inc. 2015 Proxy Statement

Stockholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, American Stock Transfer & Trust Company, you are considered (with respect to those shares) the stockholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the stockholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank, or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on April 2, 2015, the record date, is entitled to one vote at the annual meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the meeting.

Belden Inc. 2015 Proxy Statement	Page 3

Q:	What are the voting requirements to approve the proposals and how are votes withheld, abstentions and broker non-votes treated?

A:	The following table describes the voting requirements and treatment of votes withheld, abstentions, and broker non-votes for each proposal:

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director	Present for quorum purposes; treated as a vote against the director(s) for purposes of calculating approval percentage	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of directors
Ratification of Ernst & Young	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Count as present for quorum purposes; brokers have discretion to vote non-votes in favor of ratification
Advisory vote on executive compensation	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a report on Form 8-K within four business days of the date on which our meeting ends.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Brian E. Anderson, the Company’s Secretary, and Douglas R. Zink, the Company’s Chief Accounting Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.
Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden has retained Phoenix Advisory Partners to act as proxy solicitor for the annual meeting and to provide other advisory services throughout the year. Belden will bear the cost of this arrangement, which amounts to $8,000 annually. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Page 4	Belden Inc. 2015 Proxy Statement

CORPORATE GOVERNANCE

The Belden Board has ten members and four standing committees: Audit, Compensation, Finance and Nominating and Corporate Governance. The Board had nine meetings during 2014; five of which were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is nine.

Name of Director	Audit	Compensation	Finance	Nominating and Corporate Governance
David Aldrich		▲
Lance C. Balk			▲*	▲
Steven W. Berglund		▲
Judy L. Brown	▲		▲
Bryan C. Cressey			▲	▲
Glenn Kalnasy		▲*
George Minnich	▲*
John M. Monter**	▲			▲*
John Stroup
Meetings held in 2014	12	6	8	4

▲	Committee member
*	Chair
**	Mr. Monter rotated from the Compensation Committee to the Audit Committee in May 2014

At its regular meeting in February 2015, the Board determined that each of the non-employee directors seeking reappointment meets the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Biographies of Directors Seeking Reappointment

David Aldrich, 58, was appointed to the Company’s Board and Compensation Committee in February 2007.

The Board recruited Mr. Aldrich based on his experience in high technology signal transmission applications and for his experience as a current Chief Executive Officer of a public company. From April 2000 to May 2014, he served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). In May 2014, Mr. Aldrich was named Chairman of the Board and Chief Executive Officer of Skyworks. Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity.

Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Belden Inc. 2015 Proxy Statement	Page 5

Lance C. Balk, 57, has been a director of the Company since March 2000, is a member of the Nominating and Corporate Governance Committee and chairs the Finance Committee. In September 2010, Mr. Balk was appointed as General Counsel of Six Flags Entertainment Corporation.

Mr. Balk served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics from November 2007 to January 2010. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. The Board originally recruited Mr. Balk based on his expertise in advising multinational public and private companies on complex mergers and acquisitions and corporate finance transactions. He provides insight to the Board regarding business strategy, business acquisitions, and capital structure.

Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Steven W. Berglund, 63, was appointed to the Company’s Board and Compensation Committee in December 2013. The Board recruited Mr. Berglund for his experience as a current CEO of a public company and based on his extensive industrial experience, which includes complex wireless and software technology applications. Since March 1999, Mr. Berglund has served as President, Chief Executive Officer and Director of Trimble Navigation Limited (“Trimble”). Trimble is a leader in providing integrated positioning, wireless and software technology solutions that improve productivity and reduce costs for customers in various fields, including engineering and construction firms, surveying companies, and farmers and agricultural companies. He also served as a director of Verigy Ltd. until its acquisition in 2011.

Prior to joining Trimble, Mr. Berglund was President of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak.

Mr. Berglund attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. He received his M.B.A. from the University of Rochester and is the current chair of the board of directors of the Silicon Valley Leadership Group.

Judy L. Brown, 46, was appointed to the Company’s Board and Audit Committee in February 2008. She also serves on the Finance Committee.

In recruiting Ms. Brown, the Board sought a member with international experience in finance and accounting to help the Company pursue its strategic global focus. As an employee of Ernst & Young for more than nine years in the U.S. and Germany, she provided audit and advisory services to U.S. and European multinational public and private companies. She served in various financial and accounting roles for six years in the U.S. and Italy with Whirlpool Corporation, a leading manufacturer and marketer of appliances. In 2004, she was appointed Vice President and Controller of Perrigo Company, a leading global healthcare supplier and the world’s largest manufacturer and marketer of over-the-counter pharmaceutical products sold under store brand labels. Since 2006, she has served as Executive Vice President and Chief Financial Officer of Perrigo.

She received a B.S. degree in Accounting from the University of Illinois; an M.B.A. from the University of Chicago; and attended the Aresty Institute of Executive Education of the Wharton School of the University of Pennsylvania. Ms. Brown also is a Certified Public Accountant.

Page 6	Belden Inc. 2015 Proxy Statement

Bryan C. Cressey, 65, has been Chairman of the Board of the Company since 1988 and a director of the Company since 1985. He also serves on the Nominating and Corporate Governance Committee and the Finance Committee.

For the past twenty-nine years, Mr. Cressey has been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms, the last of which he founded in 2007. The firms have specialized in healthcare, software and business services. He is also a director of Select Medical Holdings Corporation, a healthcare services company, and several privately held companies. He was a director of Jazz Pharmaceuticals, a specialty pharmaceutical company until 2012. Mr. Cressey’s years of senior-level experience with public and private companies in diverse industries, his legal and business education and experience, and his regular interaction with the equity markets make him highly qualified to serve on the Company’s Board.

Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Glenn Kalnasy, 71, has been a director of the Company since 1985 and is Chair of the Compensation Committee.

From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a private-label manufacturer of nutrition food bars. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc., a private equity firm that acquired and managed businesses. Mr. Kalnasy’s extensive general management and business experience at the policy-making level, which includes being one of the founders of Cable Design Technologies (the company – now called Belden Inc. – that merged with Belden 1993 Inc. in 2004), and his long history with the Company qualify him to serve on the Board.

Mr. Kalnasy received a B.S. degree from Southern Methodist University.

George Minnich, 65, was appointed to the Company’s Board and Audit Committee in May 2010.

Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served for twelve years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator and of Carrier Corporation. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich is the Audit Committee Chairman and Board member of Kaman Corporation, an aerospace and industrial distribution company, and AGCO Corporation, a maker of a broad range of tractors, combines and other farm equipment, and a past trustee of Albright College. His extensive financial and accounting experience gained over 35 years plus his experience on other public company boards was important to the Board in connection with his initial election. His senior level operational background provides the Board with additional insights into multinational industrial companies.

Mr. Minnich received a B.S. degree in Accounting from Albright College.

Belden Inc. 2015 Proxy Statement	Page 7

John M. Monter, 67, had been a director of Belden 1993 Inc. since 2000 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004. He serves on the Audit Committee and chairs the Nominating and Corporate Governance Committee.

During his career, Mr. Monter has served in the general management position for three companies, two manufacturers and a construction services company. Previous to his general management experience, Mr. Monter worked in several marketing and sales positions, including holding worldwide responsibilities in both marketing and sales for a multinational manufacturing company. His broad general management and sales and marketing experience at the policy-making level particularly qualifies him to serve on the Company’s Board.

From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann is a multi-national manufacturer of electrical and electronic fuses, with ten manufacturing facilities in four countries and sales offices in most major industrial markets around the world. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of the parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of Brand DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman of Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, he was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services operates a land fill operation in northeast Ohio.

Mr. Monter received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

John S. Stroup, 48, was appointed President, Chief Executive Officer, and member of the Board effective October 31, 2005. His experience in strategic planning and general management of business units of other public companies, coupled with his in-depth knowledge of the Company, makes him an integral member of the Board and a highly qualifed intermediary between management and the Company’s non-employee directors.

From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc.

Mr. Stroup received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley. Mr. Stroup is a director of RBS Global, Inc. RBS Global manufactures power transmission components, drives, conveying equipment and other related products under the Rexnord name.

Page 8	Belden Inc. 2015 Proxy Statement

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by, among other items:

•

meeting with its financial management and independent registered public accounting firm (Ernst & Young) to review the financial statements, quarterly earnings releases, and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors who provide internal audit services;

•

reviewing the scope, procedures, and results of the Company’s financial audits, internal audit procedures, and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”);

•	providing oversight responsibility for the process the Company uses in performing its periodic enterprise risk analysis; and

•	evaluating the Company’s key financial and accounting personnel.

At its February 26, 2015 meeting, the Board determined that each of Ms. Brown and Mr. Minnich qualify as an Audit Committee Financial Expert as defined in the rules pursuant to SOX. As previously described, each member of the Audit Committee is independent.

Compensation Committee

The Compensation Committee of Belden determines, approves, and reports to the Board on compensation for the Company’s elected officers. The Committee reviews the design, funding, and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop, and retain qualified employees. The Committee operates under a written charter approved by the Board.

Finance Committee

The Finance Committee provides oversight in the area of corporate finance and makes recommendations to the Board about the financial aspects of the Company. Examples of topics upon which the Finance Committee may provide guidance include capital structure, capital adequacy, credit ratings, capital expenditure planning, and dividend policy and share repurchase programs. The Committee is governed by a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization, and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates.”

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of ethics, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board.

Belden Inc. 2015 Proxy Statement	Page 9

Corporate Governance Documents

Current copies of the Audit, Compensation, Finance, and Nominating and Corporate Governance Committee charters, as well as the Company’s governance principles and code of ethics, are available on the Company’s website at http://investor.belden.com/documents.cfm. Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105.

Related Party Transactions and Compensation Committee Interlocks

It is our policy to review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Annually, we obtain information from all directors and executive officers with respect to related person transactions to determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. We have determined that there were no material related party transactions during 2014.

None of our executive officers served during 2014 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee, or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 1 North Brentwood Boulevard, 15th Floor, St. Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at http://investor.belden.com/documents.cfm. On this page, you will find a section titled “Contact the Belden Board”, on which are listed the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. The Belden Ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate information support.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director attended the Company’s 2014 annual meeting.

Page 10	Belden Inc. 2015 Proxy Statement

Board Leadership Structure and Role in Risk Oversight

For some time, the Company has separated the Chief Executive Officer and Board Chairman positions. We believe this separation of roles is most appropriate for the Company and stockholders. Mr. Cressey, who is independent of management and the Company, provides strong leadership experience, strategic vision, and an understanding of the risks associated with our business. Mr. Stroup, as CEO, provides strategic planning, general management experience, and in-depth knowledge of the Company, and, as a member of the Board, acts as an important liaison between management and the Company’s non-employee directors.

Our Board assesses on an ongoing basis the risks faced by the Company in executing its strategic plan. These risks include strategic, technological, competitive, and operational risks. The Audit Committee oversees the process we use in performing our annual enterprise risk management (“ERM”) analysis (while the Board oversees the content of the analysis, management is responsible for the execution of the process and the development of the content).

Director Stock Ownership Policy

The Board’s policy requires that each non-employee director hold Company stock equal in value to five times his or her annual cash retainer (currently 5 times $71,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The in-the-money value of vested stock options and the value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Each non-employee director meets either the full-period or interim-period holding requirement: Ms. Brown and Messrs. Aldrich, Balk, Cressey, Kalnasy and Monter each meet 100% of the stock holding requirement. Mr. Minnich, who was appointed in May 2010, meets the four-year interim requirement. Mr. Berglund, who was appointed in December 2013, meets the one-year interim requirement.

DIRECTOR COMPENSATION

The following table reflects the director annual compensation structure as of December 31, 2014 and as of May 1, 2015 per changes approved by the Board at its February 2015 meeting:

Description	As of December 31, 2014 ($)	As of May 1, 2015 ($)	Recipient(s)
Cash Components
Basic Retainer	71,000	73,000	All except Stroup
Audit Committee Chair	11,500	12,000	Minnich
Other Committee Chair	6,000	6,250	Balk, Kalnasy and Monter
Audit Committee Service	6,000	6,250	Brown, Minnich and Monter
Multiple Committee Service	6,000	6,250	Balk, Brown, Cressey and Monter
Non-Executive Chair	39,000	40,000	Cressey
Equity Components
Restricted Stock Unit Grant	131,000	135,000	All except Stroup
Additional Grant for Non-Executive Chair	39,000	40,000	Cressey

Belden Inc. 2015 Proxy Statement	Page 11

The following table provides information on non-employee director compensation for 2014.

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	All Other Compensation(3) ($)	Total ($)
David Aldrich	70,000	130,972	-	471	201,443
Lance C. Balk	81,867	130,972	-	12,591	225,430
Steven W. Berglund	70,000	130,972	-	167	201,139
Judy L. Brown	81,867	130,972	-	471	213,310
Bryan C. Cressey	114,433	169,974	-	752	285,159
Glenn Kalnasy	75,933	130,972	-	-	206,905
George Minnich	87,267	130,972	-	-	218,239
John M. Monter	85,367	130,972	-	471	216,810
Dean Yoost	31,017	131,031	-	971	163,019

(1)	Amount of cash retainer and committee fees.

(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown are the grant date fair value of stock awards granted during 2014. The assumptions used in calculating these amounts are described in Note 18: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Each director other than Mr. Cressey and Mr. Yoost received 1,810 RSUs on May 29, 2014 that vest in one year. On the same date, Mr. Cressey received 2,349 RSUs that vest in one year. In connection with his retirement from the board, Mr. Yoost received a grant of 1,828 shares on May 28, 2014.

(3)	Amount of interest earned on deferred director fees and dividends paid on vested stock awards.

ITEM I – ELECTION OF NINE DIRECTORS

The Company has nine directors – Ms. Brown and Messrs. Aldrich, Balk, Berglund, Cressey, Kalnasy, Minnich, Monter and Stroup. The term of each director will expire at this annual meeting and the Board proposes that each of them be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NOMINATED SLATE OF DIRECTORS.

PUBLIC ACCOUNTING FIRM INFORMATION

ITEM II – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

It is anticipated that Ernst & Young LLP (“EY”) will be selected as our independent registered public accounting firm for the year ending December 31, 2015, and the Board of Directors has directed that management submit the anticipated appointment for ratification by the stockholders at the annual meeting. EY has served as our registered public accounting firm since the 2004 merger of Belden Inc. and Cable Design Technologies

Page 12	Belden Inc. 2015 Proxy Statement

Corporation, and prior to that served as Belden 1993 Inc.’s registered public accounting firm since it became a public company in 1993. A representative of the firm will be present at the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

We are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in our best interests and the best interests of our stockholders.

Fees to Independent Registered Public Accountants for 2014 and 2013

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2014 and 2013 as well as other permissible audit-related and tax services.

	2014	2013
Audit Fees	$3,117,076	$2,633,723
Audit-Related Fees	543,295	265,349
Tax Fees	789,319	1,187,534
All Other Fees	0	0
Total EY fees	$4,449,690	$4,086,606

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, reviews of SEC Forms 10-Q, Form 10-K and the proxy statement, statutory audit requirements at certain non-U.S. locations, and comfort letter procedures related to debt issuances.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2014 and 2013 are for domestic and international compliance totaling $258,507 and $132,746, respectively, and tax planning totaling $530,812 and $1,054,788, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2014, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and approved or ratified amounts that significantly exceeded the original estimates, if any.

Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service.

For non-recurring services, such as special tax projects, due diligence, or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. Up to an approved threshold amount, the Committee has delegated approval authority to the Committee Chair.

Belden Inc. 2015 Proxy Statement	Page 13

For both recurring and non-recurring services, the projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair authority to grant such approval up to an approved spending threshold. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Report of the Audit Committee

The Audit Committee represents the Board in overseeing various matters, including: (i) the integrity of the Company’s financial statements; (ii) all material aspects of the Company’s financial reporting, internal accounting control, and audit functions; (iii) the qualifications and independence of the independent auditors; and (iv) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee’s oversight includes reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities and is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations, and the preparation and presentation of the Company’s financial statements.

EY, the Company’s registered public accounting firm for 2014, is responsible for performing an independent audit of the consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In connection with the Company’s December 31, 2014 financial statements, the Committee: (i) has reviewed and discussed the audited financial statements with management (including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of the Company’s internal control over financial reporting for 2014); (ii) has discussed with EY the matters required to be discussed under current auditing standards; and (iii) has received and discussed with EY the written disclosures and letter from EY required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY their independence from the Company.

As part of such discussions, the Committee has considered whether the provision of services provided by EY, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, is compatible with maintaining EY’s independence. Above is a report on audit fees, audit-related fees and tax fees the Company paid EY for services performed in 2014 and 2013. The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with their independence.

Based on these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2014.

Audit Committee

    George E. Minnich (Chair)

    Judy L. Brown

    John M. Monter

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM.

Page 14	Belden Inc. 2015 Proxy Statement

OWNERSHIP INFORMATION

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2014

Plan Category	A	B	C
	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	1,305,779 (2)	44.5969	2,428,976.10 (3)
Equity Compensation Plans Not Approved by Stockholders	-	-	-
Total	1,305,779		2,428,976.10

(1)	Consists of the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 Plan”); and the Belden Inc. 2011 Long Term Incentive Plan (the “2011 Plan”). The 2001 Plan has expired, but stock option and restricted stock awards remain outstanding under the plan.

(2)	Consists of 409,338 shares under the 2001 Plan; and 896,441 shares under the 2011 Plan. All of these shares pertain to outstanding stock options or stock appreciation rights (“SARs”). Because the issued shares resulting from SAR exercises only represent the share appreciation between the grant date and exercise date, after any applicable tax withholding, SARs are much less dilutive to our stockholders than stock options. Of the 1,305,779 awards displayed in column A, 1,304,279 are SARs and 1,500 are stock options.

(3)	Consists of 2,428,976.10 shares under the 2011 Plan. Pursuant to the flexible share authorization nature of the 2011 Plan, full-value awards (e.g., restricted stock units (“RSUs”), performance stock units (“PSUs”), other stock-based awards) count against the share authorization at a rate of 1.90 to 1. Stock options, SARs and other non-full-value awards count against the share authorization at a rate of 1 to 1. We subtract awards from the share reserve at the time of grant (or at the time of conversion into RSUs in the case of PSUs), as opposed to the time of issuance, as we feel this gives us a more accurate picture of our remaining reserve. Awards cancelled prior to vesting or exercise, as the case may be, are added back to the reserve in accordance with the 2011 Plan document.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2014 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Belden Inc. 2015 Proxy Statement	Page 15

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise noted, all information is as of March 31, 2015.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND

EXECUTIVE OFFICERS

Name	Number of Shares Beneficially Owned(1)(2)		Acquirable Within 60 Days(3)		Percent of Class Outstanding(4)
David Aldrich	29,535		-		*
Lance Balk	81,139		-		*
Steven W. Berglund	4,310		-		*
Kevin L. Bloomfield	14,288		51,630		*
Judy L. Brown	27,502		-		*
Bryan C. Cressey	169,631		-		*
Henk Derksen	19,603		79,155		*
Christoph Gusenleitner	11,014		43,452		*
Glenn Kalnasy	28,918		-		*
George Minnich	18,267		-		*
John M. Monter(5)	78,130		-		*
John Stroup	178,372	(6)	110,070	(7)	*
Roel Vestjens	6,068		6,808		*
All directors and executive officers as a group (18 persons)	713,187		402,123		1.26%

*	Less than one percent

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation but disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Mr. Berglund includes 1,666 unvested RSUs from his date of appointment to the Board in December 2013. For each of Ms. Brown and Messrs. Aldrich, Balk, Berglund, Kalnasy, Minnich and Monter, the number of shares includes unvested RSUs of 1,810 awarded to them in May 2014. For Mr. Cressey, the number of shares includes unvested RSUs of 2,349 awarded to him in May 2014. For each of Messrs. Aldrich, Balk, Kalnasy and Minnich, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Aldrich – 1,489; Mr. Balk – 20,916; Mr. Kalnasy – 18,625; and Mr. Minnich – 9,309. For executive officers other than Mr. Bloomfield, whose outstanding RSUs vested upon his retirement on March 31, 2015, the number of shares includes unvested RSUs granted under the Company’s long-term incentive plans, as follows: Mr. Stroup – 46,121; Mr. Derksen – 11,451; Mr. Gusenleitner – 9,391; Mr. Vestjens – 4,747; and all executive officers as a group – 110,774.

(3)

Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at March 31, 2015, or within 60 days thereafter, under the Company’s long-term incentive plans. For Mr. Bloomfield, the amount reflects the accelerated vesting that occurred upon

Page 16	Belden Inc. 2015 Proxy Statement

his retirement on March 31, 2015. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares. This column includes stock options and SARs that are exercisable without regard to whether the current market price of Belden common stock is greater than the applicable exercise price.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 31, 2015 – 42,640,280.

(5)	Includes 16,820 shares held in a charitable remainder unitrust and 41,891 shares held in a family investment LLC.

(6)	Includes 4,063 shares held in trust for children and 86,555 shares held in a family trust.

(7)	Includes 42,500 SARs held in trust for estate planning purposes.

Belden Inc. 2015 Proxy Statement	Page 17

BENEFICIAL OWNERSHIP TABLE OF STOCKHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those stockholders known to the Company to beneficially own more than 5% of the outstanding Belden shares as of December 31, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock(1)
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	5,502,208	(2)	12.96%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,518,930	(3)	8.29%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,611,257	(4)	6.15%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	2,333,779	(5)	5.50%

(1)	Based on 42,462,726 shares outstanding on December 31, 2014.

(2)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 12, 2015, reporting shared voting power over 4,167,615 shares and shared dispositive power over 5,502,208 shares.

(3)	Information based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 23, 2015, reporting sole voting power over 3,423,664 shares and sole dispositive power over 3,518,930 shares.

(4)	Information based on Schedule 13G/A filed with the SEC by the Vanguard Group on February 10, 2015, reporting sole voting power over 57,707 shares, sole dispositive power over 2,556,950 and shared dispositive power over 54,307 shares.

(5)	Information based on Schedule 13G filed with the SEC by Janus Capital Management LLC on February 18, 2015, reporting sole voting power and sole dispositive power over 2,333,779 shares.

Page 18	Belden Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A NOTE FROM THE BELDEN COMPENSATION COMMITTEE

Valued Belden Stockholders:

The Committee would like to thank Belden’s stockholders for another year of loyal support in 2014. For the third consecutive year, our Say-on-Pay proposal was supported by over 97% of the voted shares. This illustrates to us that: (1) the stockholders understand and support the Company’s strategy, (2) the stockholders agree that the compensation structure is well aligned with strategy and (3) the stockholders believe in the management team and there is an open line of communication between management and stockholders. Continuous engagement with the investment community is a top priority for Belden management and our Say-on-Pay support signals to us that management is executing well on this priority.

2014 was a continuation of the upward trajectory for Belden. In its first full year with four global market platforms, the Company executed on several key strategic actions. The acquisitions of Grass Valley, ProSoft and Tripwire through the deployment of over $1 billion of capital, balanced with the execution of vital productivity improvement and product portfolio actions displays the depth and skill of Belden’s associates. The ability to achieve strong organic and inorganic growth simultaneously is a testament to the team that John Stroup has assembled and the business systems they have put in place over the past decade. The investment community’s endorsement of the strategy and performance continue to be reflected in favorable valuations for Belden, and we strive to build upon the trust provided by current and prospective stockholders.

We continue to appreciate, however, that successful times can test a compensation program as much as challenging times. We are acutely aware that as equity prices increase, we need to ensure that our management remains properly engaged and motivated. We believe that the long term focus of incentive programs will be continue to be successful in motivating our leaders to drive even more value creation well into the future. We believe that after reviewing the materials that follow, you will continue to agree that we are doing our job of aligning pay with performance.

Therefore, we request your support for Belden’s Say-on-Pay proposal this year. If at any time you would like to discuss the compensation program, we are available to address your questions. Thank you for your consideration.

The Belden Inc. Compensation Committee

GLENN KALNASY, CHAIR	DAVID ALDRICH	STEVEN W. BERGLUND

I.      Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers who were serving at the end of 2014. We refer to these five persons throughout as the “named executive officers” or our “NEOs”.

For 2014, our named executive officers were:

John Stroup	President and Chief Executive Officer
Henk Derksen	Senior Vice President, Finance, and Chief Financial Officer
Kevin Bloomfield	Senior Vice President, Secretary and General Counsel
Christoph Gusenleitner	Executive Vice President, Industrial Connectivity Solutions
Roel Vestjens	Executive Vice President, Broadcast Solutions

Note: Mr. Bloomfield retired from the Company on March 31, 2015 after over 34 years of service.

Belden Inc. 2015 Proxy Statement	Page 19

II.      Executive Summary

As noted by our Compensation Committee above, 2014 was another exciting year at Belden. Following our conversion from three geographic reporting segments to four global market-based platforms, we entered the year with plans to improve efficiencies in SG&A expense and pursue initiatives to refine our Enterprise product portfolio, all with an eye towards driving organic growth. Along the way, we were also able to execute on key inorganic opportunities. The acquisition of Grass Valley, combined with our 2012 acquisition of Miranda Technologies gives Belden the industry’s best end-to-end broadcast product portfolio. The ProSoft acquisition helps us support a key customer need of allowing diverse industrial IT systems to communicate with one another. And the addition of Tripwire meaningfully expands our ability to assist customers across all of our platforms in securing their systems and key data from cyber-attacks. Some financial highlights of the consolidated business included the following (see the Company’s Form 8-K filed on February 5, 2015 for a reconciliation of non-GAAP financial measures to GAAP measures):

•	Record revenues of $2.31 billion, an increase of 11.6% over 2013.

•	Adjusted gross profit margins of 37.0%.

•

Free cash flow in excess of adjusted income from continuing operations for the tenth consecutive year; over half of which was returned to stockholders through dividends and our share repurchase program.

The Company’s 2014 overall financial results and the individual performance of our NEOs are discussed under Annual Cash Incentive Plan Awards beginning on page 24.

Some of the compensation-related highlights since our last proxy statement include:

•

The Company again employed two six-month periods for the establishment of performance targets under our annual cash incentive program (“ACIP”). This allowed management to set second half targets that kept our associates properly incentivized to deliver a solid close to the year.

•	Mr. Stroup’s ACIP opportunity is now capped at 200% of target.

•	Starting with the equity awards granted in March 2014, the award agreements now contain a double-trigger acceleration provision upon the occurrence of a change in control.

•	Any restricted stock units (“RSU”) resulting from performance stock units (“PSUs”) cliff vest three years after grant. Previously, the resulting RSUs vested 50/50 in years 2 and 3.

These new features enhanced a compensation program, which already had the following stockholder-friendly components:

•	No tax gross-ups on perquisites and no change-in-control-related excise tax gross-ups in employment agreements entered into in or after 2010.

•	Double trigger change-in-control severance provisions in employment agreements.

•	No history of option repricing or cash buyouts of underwater options.

•	Equity plans do not have evergreen share authorizations and do not allow for aggressive share recycling.

•	Robust director and officer ownership guidelines, including six times annual base salary for the Chief Executive Officer.

•	No guaranteed ACIP or LTIP awards for officers. Both plans also contain award caps.

III.      2014 Say-on-Pay Review

For the third consecutive year, our executive compensation program was endorsed by a vast majority of our stockholders. With 93.06% of our shares voting on the issue, we received 99.48% in favor of the proposal, with only 0.27% opposing and 0.25% abstaining. We believe this is a reflection of the transparency of our program, which is clearly aligned with the interests of our stockholders.

Page 20	Belden Inc. 2015 Proxy Statement

IV.      Compensation Objectives and Elements

A.      Objectives

Belden’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, which in 2014 were net income from continuing operations, operating income, operating income margin, free cash flow, share capture, operating working capital turns and inventory turns. The overarching principles of the program are:

•

Maximizing stockholder value by allocating a significant percentage of compensation to performance-based pay that is dependent upon achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•

Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn in compliance with our ownership guidelines.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

B.      Elements

Below is an illustration of Belden’s compensation program. Individual compensation packages and the mix of base salary, annual cash incentive opportunity and long-term equity incentive compensation for each NEO varies depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The percentage of total compensation that is performance-based and therefore at risk generally increases as an officer’s level of responsibilities increases. Approximately 79% of Mr. Stroup’s 2014 summary compensation table compensation was performance-based compensation, compared to 83% in 2013 and 73% for 2012. The chart below is not to scale for any particular named executive officer.

Belden Inc. 2015 Proxy Statement	Page 21

Additionally, the Company provides competitive retirement and benefit programs to our NEOs on the same basis as other employees and limited perquisites as described under Compensation Policies and Other Considerations.

C.      Pay for Performance Philosophy

Our ability to execute on our strategic plan relies on implementation of our talent management program. We continually seek to hire and retain high performing and high potential managers to both drive performance today and build a dependable bench of successors for the future. This philosophy includes both compensating these managers well when we achieve our performance goals as well as placing large portions of management compensation at risk so we do not pay for underperformance.

We believe that this philosophy has provided an appropriate balance to drive continuous improvement while retaining high performers through challenging times. More importantly, we believe the incentives we provide for achievement without rewarding under-performance aligns the interests of our managers closely with those of our investors, which is the main objective.

D.      Compensation Design

Role of Compensation Consultant

Following an analysis based on rules promulgated by the NYSE, the Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) as its independent compensation consultant. Deloitte reports directly to the Committee. The Committee generally relies on Deloitte to provide it with comparison group benchmarking data and information as to market practices and trends, and to provide advice on key Committee decisions.

In 2014, Deloitte provided advice to the Compensation Committee and management in connection with a proposed new long-term incentive compensation program, the composition of peer companies we use for benchmarking purposes, the design of our annual cash incentive and long-term incentive programs, and our executive employment agreements. For their compensation consulting in 2014, we paid Deloitte $113,234.

In 2014, our financial management engaged Deloitte to perform other services involving internal controls auditing, tax consulting and acquisition due diligence. For these non-compensation related services, we paid Deloitte $2,887,784. The Compensation Committee did not approve these charges prior to their incurrence, but considered them in connection with Deloitte’s retention for 2015. Given the nature and scope of these other services, the Compensation Committee does not believe this work had any impact on the independence of our independent consultant.

Benchmarking and Survey Data

In determining total compensation levels for our NEOs, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Deloitte, which compares our executive compensation to both the companies in the comparator group described below and to broader market survey data. The Committee also considers other available market survey data on executive compensation philosophy, strategy and design. The Company’s compensation philosophy is to target base salaries at the 50th percentile of the competitive market. As discussed above, at-risk incentive compensation components have the potential to reward our executives at levels above industry medians, but only when the Company is outperforming the industry.

The Committee chose our comparator group from companies in the primary industry segments in which the Company operates and competes for talent.

The comparator group companies for 2014 were as follows:

Acuity Brands, Inc.	Curtiss-Wright Corporation	JDS Uniphase Corporation
Amphenol Corporation	General Cable Corporation	Regal Beloit Corporation
Anixter International Inc.	Hexcel Corporation	Roper Industries, Inc.
A.O. Smith Corporation	Hubbell Incorporated	Wesco International, Inc.
Carlisle Companies Incorporated	IDEX Corporation

Page 22	Belden Inc. 2015 Proxy Statement

ISS and Glass-Lewis now both independently develop and publish peer groups that they use to analyze our compensation. It is noteworthy that of the 14 companies in our comparator group, 12 were chosen by ISS, Glass-Lewis, or both, as appropriate peer companies. The Committee considers the comparator group competitive pay analysis and survey data as simply non-determinative data points in making its pay decisions. The approach to pay decisions is not formulaic and the Committee, based on advice from Deloitte, exercises judgment in making them.

Each year, the Committee reviews the performance evaluations and pay recommendations for the named executive officers and the other senior executives. The Compensation Committee, with input from the Board, meets in executive session without the CEO present to review the CEO’s performance and set his compensation.

In its most recent review in February 2015, the Committee concluded that the total direct compensation of executive officers, with respect to compensation levels, as well as structure, are consistent with our compensation design and objectives.

V.      2014 Compensation Analysis

A.      Base Salary Adjustments

Salaries of executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. For executives who earn a composite individual performance score of 3 or more, base salaries may be adjusted using a merit salary increase matrix, discussed below. An executive who scores less than 3 and fails to improve his or her performance may be subject to disciplinary action, including dismissal.

The executive is scored on our merit salary increase matrix that is annually reviewed and, if appropriate, revised to reflect the competitive market based on the salary survey data noted above. The Committee reviews the merit budget and salary increase matrix. The executive’s salary is classified based on three categories: below market, market and above market. Company-wide, the ranking system is designed to take the form of a normal distribution, as follows:

1 – Least Effective – At least 5% of workforce

2 – Needs Improvement – At least 10% of workforce

3 – Effective-Consistently Meets Expectations – 50% to 70% of workforce

4 – Highly Valued – Combined with ‘5’, no more than 15% of workforce

5 – Exceptional – No more than 5% of workforce

2014 Merit Increase Guidelines for U.S. Employees (including all of the Named Executive Officers)

Current Salary	Current Salary as a % of Midpoint	1 Least Effective	2 Needs Improvement	3 Effective	4 Highly Valued	5 Exceptional
Above Market	106-120%	0%	0%	0-2%	2-4%	3-5%
At Market	95-105%	0%	0%	0-3%	4-6%	6-8%
Below Market	80-94%	0%	0%	3-5%	6-8%	8-10%

The timing and amount of any salary adjustment will be based on the executive’s annual overall performance ranking and whether the executive falls “below,” “at” or “above” market as compared to the applicable market data noted above.

For example, an executive with an overall ranking of “5” who is “above market” will receive a lower salary increase than an executive with a ranking of “5” who is “below market”.

Belden Inc. 2015 Proxy Statement	Page 23

The named executive officers’ salaries are provided in the following table (salary for Mr. Gusenleitner was converted from Euros to U.S. dollars based on a one-year average exchange rate ending on December 31, 2014):

Name	Annual Base Salary at December 31, 2014
Mr. Stroup	$850,000
Mr. Derksen	$471,870
Mr. Bloomfield	$380,720
Mr. Gusenleitner	$403,908
Mr. Vestjens	$350,000

B.        Annual Cash Incentive Plan Awards

Executive officers participate in our annual cash incentive plan. Overall, we had 1,858 employees participate in the plan’s 2014 performance offering. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2014, the amount paid under the plan to all participants was approximately $22.2 million or approximately 8% of adjusted net income before ACIP expense. This compares to approximately 7%, 7%, 8% and 12% in 2013, 2012, 2011 and 2010, respectively, as shown below:

(Dollar amounts in thousands)	2014	2013	2012	2011	2010
(Adjusted) Net Income	$186,167	$165,139	$128,630	$114,345	$84,605
Tax effected ACIP Expense (assuming 30% rate) (a)	$15,527	$12,984	$9,909	$10,084	$11,032
Adjusted Net Income Before ACIP Expense (b)	$201,694	$178,123	$138,539	$124,429	$95,637
Reflected as a percentage (a divided by b)	7.70%	7.29%	7.15%	8.10%	11.54%
Form 8-K in which adjusted net income is reconciled to GAAP net income	February 5, 2015	February 6, 2014	February 7, 2013	N/A	February 3, 2011

A participant’s award (other than the CEO) is computed using the following formula:

ACIP Award = Base Salary X Target Percentage X Financial Factor X Personal Performance Factor

In 2012, based on the fact that Mr. Stroup’s personal performance factor (“PPF”) had consistently been equal to or greater than 1.0, the Compensation Committee removed the component from the calculation of Mr. Stroup’s ACIP award. The Committee desired to avoid any perception that the PPF was simply serving as a second multiplier to Mr. Stroup’s award. Given his direct reporting relationship to the Board, the Committee is comfortable that Mr. Stroup is accountable without the need of the additional lever to adjust his ACIP award downward or upward.

Target Percentages

For 2014, each NEO’s ACIP Target Percentages were as follows: Mr. Stroup – 130% and Messrs. Bloomfield and Gusenleitner – 70%. Mr. Derksen’s ACIP Target Percentage was increased from 70% to 75% effective on March 1, 2014. Mr. Vestjens’ ACIP Target Percentage was increased from 50% to 70% effective on March 1, 2014. Therefore, the payouts for Messrs. Derksen and Vestjens are pro-rated accordingly.

Page 24	Belden Inc. 2015 Proxy Statement

Financial Factors

As stated above, performance targets for calculating the Financial Factors were based on net income from continuing operations, operating income, share capture, operating working capital turns and inventory turns. In addition, as discussed further below, the performance stock units (“PSUs”) had performance targets based on operating income margin and free cash flow. In order to ensure that we are rewarding performance that drives stockholder value, these factors flow from and support the strategic financial goals we communicate to our investors.

Performance Factor Determination and Adjustments

The performance factors we use that make up the Financial Factor support our short- and long-range business objectives and strategy. We have selected multiple factors because we believe no one metric is sufficient to capture the performance we are seeking to achieve and any one metric in isolation may not promote appropriate management performance. Management and the Board continue to believe that income from continuing operations, both operating and net, are the financial metrics most clearly aligned with the enhancement of stockholder value. Therefore, they are weighted heavily in our consolidated and platform targets. Additionally, share capture continues to be an important measure of our performance versus our competitors. And despite the maturity of our development from a Lean manufacturing standpoint, continuous improvement in inventory and working capital turnover remains a high corporate priority.

In setting performance goals, we consider our annual and long-range business plans and factors such as our past variance to targeted performance, economic and industry conditions, and our industry performance. We set challenging, realistic goals that will motivate performance within the top quartile of our comparator group. We recognize that the metrics may need to change over time to reflect new priorities and, accordingly, review these performance metrics at the beginning of each performance period.

In the first half of 2014, thresholds, targets and maximum levels for the performance factors that make up the Financial Factors were set to challenge management to grow the company in a low growth environment. Despite the fact that most parts of the business underperformed against these target levels, we stuck to our budget, raising the second half targets for consolidated operating income from continuing operations and consolidated net income from continuing operations by 24% and 27%, respectively, compared to the actual first half performance. Similarly, the second half platform level thresholds and targets were set at levels that, if achieved, would reflect noticeably improved performance. All parts of the business closed the year strong, especially in the share capture and productivity measures, as reflected in second half Financial Factors across the board greater than 1.0.

Officers with company-wide responsibilities (Messrs. Stroup, Derksen and Bloomfield) were measured using consolidated performance. Because the two industrial product platforms share a common sales force and target

Belden Inc. 2015 Proxy Statement	Page 25

many of the same customers, their compensation components were interlinked. Therefore, Mr. Gusenleitner is compensated 50% based on his Industrial Connectivity platform, 25% based on the performance of the Industrial IT platform and 25% based on consolidated performance. Mr. Vestjens is compensated 50% based on the performance of his Broadcast Solutions platform and 50% based on consolidated performance. The applicable factors and weighting percentages are set prior to each performance period as shown in the chart below and illustrated in further detail on Appendix I.

Consistent with the terms of the annual cash incentive plan, the performance factors were adjusted to reflect certain unusual events that occurred during the year. These adjustments can result in either increases or decreases in performance factors and in 2014 primarily concerned restructuring of the Company’s operations, amortization of intangible assets, purchase accounting effects of acquisitions, including write-downs of deferred revenue, as well as the income tax impact of these adjustments. Additionally, the results of the acquired Grass Valley and ProSoft businesses were excluded from the first half results because they were not contemplated at the time the targets were set. The Compensation Committee and the Audit Committee meet jointly to analyze and approve the adjustments recommended by management. The Committees believed it was appropriate to adjust the financial results for these matters to properly capture our operating results and to eliminate the potential for managers delaying strategic decisions beneficial to the Company in the long term (e.g., restructuring) because of the impact of those decisions on short-term financial metrics or to benefit from favorable one-time adjustments or unbudgeted events (such as acquisitions).

For each individual performance factor, threshold, target and maximum amounts are set by the Compensation Committee. Actual performance at the threshold level is reflected with a Financial Factor score of 0.5, actual performance at the target level is reflected with a Financial Factor score of 1.0 and actual performance at or above the maximum level is reflected with a Financial Factor score of 2.0. Performance between the threshold and target and between the target and maximum are scored on a linear basis. Actual performance below the threshold would result in a component score of 0 and failure to achieve threshold performance on the net income/

Page 26	Belden Inc. 2015 Proxy Statement

operating income component would result in a Financial Factor of 0. Because Financial Factors are capped at 2.0 and because, as described below, he does not have a Personal Performance Factor, Mr. Stroup’s ACIP payout cannot mathematically be higher than 200% of his target payout.

The performance factor definitions, thresholds, targets and actual results, as well as the applicable weighting and calculations for each NEO are contained in Appendix I, which is incorporated herein by this reference. The applicable 2014 first-half and second-half Financial Factor for the NEOs is as follows:

Named Executive Officer	First-Half Financial Factor	Second-Half Financial Factor
Mr. Stroup	0.55	1.52
Mr. Derksen	0.55	1.52
Mr. Bloomfield	0.55	1.52
Mr. Gusenleitner	0.64	1.43
Mr. Vestjens	0.72(1)	1.50

(1)	Mr. Vestjens received a factor related to the performance of the Asia-Pacific region for January and February 2014 as he was the President of the APAC region. Upon his appointment as Senior Vice President, Broadcast Solutions in March 2014, his factor was based on the performance of the Broadcast Solutions platform. Both factors contained a 50% inclusion of the corporate financial factor, as illustrated on Appendix I.

Personal Performance Factor

Each named executive officer other than Mr. Stroup establishes annual personal performance objectives. As discussed above, the Committee feels that the consolidated Financial Factor is the best reflection of Mr. Stroup’s personal performance and, thus, he does not have a separate Personal Performance Factor (“PPF”). The other NEO’s objectives are agreed upon between the NEO and Mr. Stroup. At the end of the year, the parties measure progress relative to the objectives. Mr. Stroup scores each NEO’s PPF on a scale of 0.5 to 1.5.

The personal performance goals reflected in the Personal Performance Factor measure the attainment of short- and long-term goals that often are in furtherance of achieving objectives set out in our three-year strategic plan. Personal performance goals can be qualitative in nature and the determination of the NEO’s degree of attainment of them generally requires the judgment of Mr. Stroup.

As a general rule, the higher in the organizational structure that one sits, the more global in scope are his or her personal objectives. Mr. Derksen, as the CFO, had objectives in the areas of talent management and information technology and investor relations performance, but also focused other objectives on areas specific to the finance function, e.g., accounting, tax and capital structure. As the chief legal officer, Mr. Bloomfield had objectives relating to record retention, cybersecurity and privacy, as well as talent management and M&A objectives. As the EVPs of two of Belden’s product platforms, the objectives of Messrs. Gusenleitner and Vestjens were supportive of the Company’s global goals, but focused within their respective business units. Their objectives related to the areas of growth, both organic and M&A, talent management and operational excellence through the institution of the Belden Market Delivery System in their respective business units.

The 2014 Personal Performance Factors for the NEOs as recommended by Mr. Stroup and approved by the Committee ranged from 1.00 to 1.15.

Belden Inc. 2015 Proxy Statement	Page 27

Annual Cash Incentive Plan Payouts

Based on the preceding discussion, each NEO’s annual cash incentive plan award is as shown in the table below. The total of the first half and second half awards were paid out in February 2015 following adoption of the Financial Factors and Personal Performance Factors by the Committee.

NEO	First-Half ACIP Award	Second-Half ACIP Award	Total ACIP Award(1)	Percentage of Target
John Stroup	$303,875	$839,800	$1,143,680	103.5%
Henk Derksen	$109,434	$309,311	$418,750	119.7%
Kevin Bloomfield	$80,618	$222,797	$303,420	113.9%
Christoph Gusenleitner(2)	$90,475	$202,156	$292,631	103.5%
Roel Vestjens	$88,384	$202,125	$290,510	128.1%

(1)	For administrative convenience, the final payouts are rounded to the nearest ten dollar amount. Mr. Gusenleitner’s award was rounded to the nearest ten euro amount.

(2)	Mr. Gusenleitner’s ACIP payout is made in Euros. The information was converted to U.S. dollars based on a one-year average exchange rate ending on December 31, 2014.

C.      Performance-Based Equity Awards

Our long-term equity incentive plan is designed to align the financial interests of our executives and our stockholders by providing executives with a continuing stake in the long-term success of the company. With grants of SARs that have value only if Belden’s stock price increases and PSUs that only convert into RSUs if certain financial performance metrics are achieved, the plan emphasizes Pay-for-Performance. For 2014, executive officers received 50% of their LTI award (discussed below) under the plan in the form of SARs and 50% in the form of PSUs.

Individual performance, the competitive market, executive experience and internal equity were factors used to determine the total dollar value of SARs and PSUs granted to each executive officer in 2014, which we refer to as the “Long-Term Incentive Value”, or “LTI Value”.

LTI Value

We use the following matrix to determine the LTI as a percentage of base salary for each officer:

PPF	0.85 – 1.15	1.16 – 1.50
Percentage of Target LTI	70% – 120%	100% – 190%

An officer did not receive an equity award in 2014 if his or her 2013 Personal Performance Factor was less than 0.85. Mr. Stroup does not have a target LTI percentage or a Personal Performance Factor. At its March 2014 meeting, the Compensation Committee awarded Mr. Stroup LTI valued at approximately $3.25 million, or approximately 383% of base salary. Mr. Derksen has a Target LTI of 160% while Messrs. Bloomfield, Gusenleitner and Vestjens each have a Target LTI percentage of 120% of their respective base salaries.

To illustrate the LTI value matrix, assume a base salary of $200,000 and a Target LTI percentage of 50%. The Target LTI is $100,000. Assuming the officer’s PPF is 1.0, he or she would receive equity valued between $70,000 and $120,000. If the same officer’s PPF is 1.20, he or she would receive equity valued between $100,000 and $190,000. The exact amount granted within the range for each individual is at the discretion of the individual’s immediate supervisor (the “LTI Award”)

Page 28	Belden Inc. 2015 Proxy Statement

For 2014, the NEOs received 50% of their LTI Award in the form of SARs and 50% in the form of performance stock units. We use the Black-Scholes-Merton (“Black-Scholes”) option pricing formula to calculate SAR values. Instead of using the grant date stock price as the input in the Black-Scholes formula, we use a one-year average price of the stock (the “Average Belden Stock Price”). That same price is utilized to determine the number of PSUs granted. In summary, the LTI Award is allocated into the number of units resulting from the following formulas:

SARs = 50% of the LTI Award divided by the Black-Scholes value of a Belden SAR, rounded to the nearest unit.

PSUs = 50% of the LTI Award divided by the Average Belden Stock Price, rounded to the nearest unit.

The SARs provide a material incentive for executives to increase the Company’s share price during their ten-year term, and they serve as a retention tool because they take three years to fully vest. The PSUs drive performance against targets during the grant year and then support retention during the subsequent two-year vesting period.

The PSU agreements state that following a one-year performance period, a conversion factor ranging from 0 to 2.0 will be applied. The result of that formula, rounded to the nearest whole unit, is the number of RSUs the officer receives. The RSUs received in 2015, based on 2014 performance, will vest in 2017.

At its March 2014 meeting, the Compensation Committee approved equity award grants in the form of 199,194 SARs, 104,497 PSUs and 61,687 RSUs to over 320 employees. The table below shows the total 2014 grants of SARs and RSUs to the named executive officers.

2014 Equity Awards to NEOs

NEO	SARs(1)	PSUs
Mr. Stroup	54,412	27,103
Mr. Derksen	15,068	7,505
Mr. Bloomfield	7,115	3,544
Mr. Gusenleitner	6,697	3,336
Mr. Vestjens	6,697	3,336

(1)	The Committee granted the listed SARs to the NEOs at the closing price of Belden stock on March 4, 2014 ($72.57), the grant date of the awards.

Following is a table illustrating the thresholds, targets, maximums and actual performance for the two PSU financial factors, consolidated operating income margin and consolidated free cash flow (dollar amounts in thousands):

Factor	Weighting	Threshold	Target	Maximum	Actual	Factor
Consolidated operating income margin	50%	13.2%	13.7%	14.2%	13.7%	1.00
Consolidated free cash flow	50%	$149,600	$187,000	$224,400	$188,173	1.03
PSU Conversion Factor						1.02

Consolidated operating income margin is the quotient of our adjusted operating income divided by our adjusted revenues. Free cash flow is defined as net cash provided by operating activities adjusted for acquisition and divestiture transaction costs, capital expenditures net of the proceeds from the disposal of tangible assets, non-recurring payments related to divestitures, and non-recurring tax payments related to the settlement of a tax sharing agreement. For a reconciliation of each of these non-GAAP financial measures to GAAP financial measures, please see our Current Report on Form 8-K filed with the SEC on February 5, 2015.

Belden Inc. 2015 Proxy Statement	Page 29

Based on the PSU Conversion Factor of 1.02, the NEO’s PSUs will convert to the following number of RSUs: Mr. Stroup – 27,645; Mr. Derksen – 7,655; Mr. Bloomfield – 3,615; Mr. Gusenleitner – 3,403; and Mr. Vestjens – 3,403.

VI.      Compensation Policies and Other Considerations

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, Company officers who are required to report their holdings of Belden stock to the Securities and Exchange Commission must hold stock whose value is at least three times their annual base salary (six times in the case of Mr. Stroup). Officers have five years from becoming an officer to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period – 20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested but unexercised, in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of April 2, 2015 (our record date for the annual meeting), each of the named executive officers either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock received from the Company as an equity award until the officer meets the interim guideline.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s NEOs, other than the CEO, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code Section 162(m) to ensure tax deductibility. However, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Belden and its stockholders.

Annual bonuses for our Named Executive Officers are unguaranteed, subject to maximum bonus amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance objectives in the annual incentive plan. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. For 2014 the Committee awarded less than the maximum amount. Also, our compensation plans comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.

In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated fair value at grant date.

Executive Compensation Recovery

In accordance with the Sarbanes-Oxley Act of 2002, Mr. Stroup, as CEO, and Mr. Derksen, as CFO, must forfeit certain bonuses and profits if the Company is required to restate its financial statements as a result of misconduct. In addition, if the Board of Directors determines that any other executive officer has engaged in fraudulent or intentional misconduct that results in the Company restating its financial statements because of a material inaccuracy, the Company, as permitted by law, will seek to recover any cash incentive compensation or other equity-based compensation (including proceeds from the exercise of a stock option or SAR) received by the officer from the Company during the 12-month period following the first public issuance or filing with the SEC of the financial statement required to be restated. The Company will revisit its clawback policies once the SEC issues final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Page 30	Belden Inc. 2015 Proxy Statement

Insider Trading; Hedging and Pledging of Company Stock

Company policy requires executive officers and directors to consult the Company’s legal department prior to engaging in transactions involving Belden stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company will not approve hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Executive officers and directors are prohibited from utilizing margin accounts to engage in transactions in Belden stock and from pledging Belden stock for any purpose. The Company will revisit its trading policies once the SEC issues final rules implementing the Dodd-Frank Act.

Equity Compensation Grant Practices

The Committee approves all grants of equity compensation, including stock appreciation rights, performance stock units and restricted stock units, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its February/March meeting. Generally, the Company’s awards of stock appreciation rights, performance stock units and/or restricted stock units are made at that meeting, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock appreciation rights and restricted stock unit awards. The Company may also make awards in connection with acquisitions or promotions, or for retention purposes. Under the Company’s equity plan, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make equity grants in connection with retention and acquisitions, which he uses strategically but infrequently.

Employment Agreements: Severance, Termination and Retirement

The Company has an employment agreement with each of the named executive officers. We believe that our agreements are essential in attracting and retaining the desired executive talent in a competitive market. In addition, the agreements benefit the Company by providing for the upfront agreement of each executive on certain important provisions, including post-termination covenants and an agreement to provide a full release of claims against the Company. These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Beginning in 2010, new executive employment agreements no longer contain a gross-up to compensate the executives for an Internal Revenue Code Section 280G excise tax. Instead the executives will be given the option of either (a) collecting their full severance and paying the excise tax themselves with no assistance from the Company or (b) reducing the severance payments to an amount that prevents the excise tax from being imposed. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading Potential Payments upon Termination or Change of Control.

Aircraft

The Company owns and from time to time leases corporate aircraft to provide flexibility to executive officers and other associates to allow more efficient use of executive time for Company matters. The Nominating and Corporate Governance Committee reviews management’s use of corporate aircraft throughout the year to confirm that it is consistent with this philosophy.

Benefits and Perquisites

The named executive officers receive retirement and health care benefits on a consistent basis with other Belden employees. As described in Pension Benefits and Nonqualified Deferred Compensation, excess defined benefit

Belden Inc. 2015 Proxy Statement	Page 31

and defined contribution plans are offered to eligible U.S. employees. We contribute to a private German pension account for Mr. Gusenleitner. In order to attract and maintain talented officers, we have provided certain other compensation to our NEOs. This includes the use of an automobile for Mr. Gusenleitner. In connection with an expatriate assignment in Hong Kong and in his subsequent relocation to the United States, Mr. Vestjens received the various perquisites described on page 34. It is our policy to not provide tax gross-ups for any perquisites provided to executive officers.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Glenn Kalnasy (Chair)

David Aldrich

Steven W. Berglund

Compensation and Risk

We consider the variable, pay-for-performance components of our compensation programs to assess the level of risk-taking these elements may create. The variable components of our compensation programs offered to management (including our executives) are our annual cash incentive plan and performance-based equity awards program. We believe the way we select and set performance goals and targets with multiple levels of performance; using gradually-sloped payout curves that do not provide large payouts for small incremental improvements; and confirming the achievement of performance before issuing the awards, all reduce the potential for management’s excessive risk-taking or poor judgment. Consistent with sound risk management, we limit the annual cash incentive award by capping the financial factor component at two times the target (unless approved by our Compensation Committee) as well as capping the awards themselves at the lesser of three times target or $5 million. The long-term incentive is limited through the use of a fixed percentage of the participant’s base salary. In addition, we require that executive officers adhere to stock ownership guidelines to promote a long-term focus and have adopted a compensation recovery policy in the event of fraudulent or intentional misconduct that leads to a restatement of our financial results.

We also consider our variable compensation programs offered to other associates. These are primarily incentive programs offered to sales and marketing associates. We believe the way we administer these programs reduces the potential of their causing a material adverse impact on the Company through excessive risk-taking. We have customer contract practices with respect to operating margins, customer creditworthiness, and channel management that are designed to reduce poor judgment in connection with entering into sales contracts having unreasonable terms. Sales targets are not designed to provide large payouts that are either based on small incremental improvement or overly aggressive goals that could induce excessive risk-taking by the salesperson. These programs are monitored throughout the performance period to ensure they are being properly administered.

Compensation Tables

Starting on the next page are the following compensation tables:

•	Summary Compensation Table;

•	Grants of Plan-Based Awards;

Page 32	Belden Inc. 2015 Proxy Statement

•	Outstanding Equity Awards at Fiscal Year-End;

•	Option Exercises and Stock Vested;

•	Pension Benefits;

•	Nonqualified Deferred Compensation; and

•	Potential Payments Upon Termination or Change-in-Control.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compen- sation(4) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($) (h)	All Other Compensa- tion(6) ($) (i)	Total ($) (j)
John Stroup President and Chief Executive Officer	2014 2013 2012	850,000 837,500 800,000	- - -	1,966,865 1,811,762 -	1,929,994 1,824,758 2,555,842	1,143,680 1,193,400 915,200	387,080 31,791 353,770	110,462 104,272 100,650	6,388,081 5,803,483 4,725,462
Henk Derksen Senior Vice President, Finance, and Chief Financial Officer	2014 2013 2012	464,153 435,750 415,000	- - -	544,638 372,224 39,432	534,462 374,909 485,532	418,750 400,080 307,880	110,300 44,442 66,278	44,062 38,246 29,206	2,116,365 1,665,651 1,343,328
Kevin Bloomfield Senior Vice President, Secretary and General Counsel	2014 2013	377,060 362,560	- -	257,188 263,553	252,369 265,419	303,420 290,590	92,707 53,705	39,988 37,022	1,322,732 1,272,849
Christoph Gusenleitner Executive Vice President, Industrial Connectivity Solutions	2014 2013 2012	401,927 390,857 362,113	- - -	242,094 303,061 -	237,543 305,238 441,304	292,631 278,288 241,306	- - -	64,125 81,407 76,780	1,238,320 1,358,851 1,121,503
Roel Vestjens Executive Vice President, Broadcast Solutions	2014	311,087	-	242,094	237,543	290,510	-	313,826	1,395,060

(1)	Salaries are amounts actually received. Mr. Gusenleitner received compensation in Euros and Mr. Vestjens received compensation in U.S. Dollars, Euros and Hong Kong Dollars. For this table, the compensation of Mr. Gusenleitner and the Euro compensation of Mr. Vestjens were converted into U.S. Dollars based on the Oanda one-year average exchange rate ending on December 31, 2014, 1.3293 U.S. Dollars per Euro. The Hong Kong Dollar compensation of Mr. Vestjens was converted into U.S. Dollars based on the Oanda one-year average exchange rate ending on December 31, 2014, 0.1289 U.S. Dollars per Hong Kong Dollar.

(2)	Reflects the aggregate grant date fair value with respect to awards of stock for each named officer computed in accordance with FASB ASC Topic 718. See Grants of Plan-Based Awards Table for 2014 stock awards to the named officers. The assumptions used in calculating these amounts are described in Note 18: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Each amount listed in column (e) represents the grant date fair value of performance share units (“PSUs”) based on the assumption that the Company would meet its performance goals at the target level, resulting in one restricted stock unit (“RSU”) being issued to the officer for each PSU. In 2013, performance at 140% of target levels or greater would have resulted in the issuance of two RSUs for each PSU. In 2014, performance at 120% of target levels or greater would have resulted in the issuance of two RSUs for each

Belden Inc. 2015 Proxy Statement	Page 33

PSU. During each year, the Company periodically analyzed performance and made appropriate adjustments to the amount of stock-based compensation expense it recorded. Based on this structure, the maximum grant date fair value of each award (in dollars) was as follows:

	Mr. Stroup	Mr. Derksen	Mr. Bloomfield	Mr. Gusenleitner	Mr. Vestjens
2014	3,933,729	1,089,276	514,376	484,187	484,187
2013	3,623,525	744,449	527,105	606,121	Not listed

(3)	Reflects the aggregate grant date fair value with respect to awards of options or SARs for each named officer computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 18: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its February 2015 meeting.

(5)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

(6)	The amounts shown in column (i) for 2014 consist of the following:

					Perquisites
	Total	Company’s Matching Contributions In Its Defined Contribution Plan(a)	Life Insurance and Long Term Disability Benefits	Restricted Stock Dividends	Home Security	Company Car	Other(d)
John Stroup	110,462	91,953	4,256	14,253	-	-
Henk Derksen	44,062	38,891	3,091	2,080	-	-
Kevin Bloomfield	39,988	30,044	7,823	2,121	-	-
Christoph Gusenleitner(b)	64,125	23,529	-	2,236	15,285	23,075
Roel Vestjens(c)	313,826	24,176	12,017	130		11,964	265,539

(a)	For Mr. Gusenleitner, this represents a quarterly contribution by the Company to a German private pension fund.

(b)	Amounts for Mr. Gusenleitner are valued in Euros and were converted into U.S. Dollars based on a one-year average exchange rate ending on December 31, 2014.

(c)	Some amounts for Mr. Vestjens are valued in Euros and Hong Kong Dollars and were converted into U.S. Dollars based on a one-year average exchange rate ending on December 31, 2014.

(d)	For Mr. Vestjens, this amount is comprised of the following items:

Description	Amount
Hong Kong House Rental	84,946
Hong Kong Child Education Expense	14,291
Expatriate Goods and Services Adjustment	18,944
Moving Expense	2,186
Relocation Bonus	145,172

Page 34	Belden Inc. 2015 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($ per Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Stroup		ACIP	552,500	1,105,000	2,210,000
	3/4/2014	PSU				13,552	27,103	54,206				1,966,865
	3/4/2014	SAR								54,412	72.57	1,929,994
Henk Derksen		ACIP	174,985	349,970	1,049,911
	3/4/2014	PSU				3,753	7,505	15,010				544,638
	3/4/2014	SAR								15,068	72.57	534,462
Kevin Bloomfield		ACIP	133,252	266,504	799,512
	3/4/2014	PSU				1,772	3,544	7,088				257,188
	3/4/2014	SAR								7,115	72.57	252,369
Christoph Gusenleitner		ACIP	141,368	282,735	848,206
	3/4/2014	PSU				1,668	3,336	6,672				242,094
	3/4/2014	SAR								6,697	72.57	237,543
Roel Vestjens		ACIP	113,424	226,848	680,544
	3/4/2014	PSU				1,668	3,336	6,672				242,094
	3/4/2014	SAR								6,697	72.57	237,543

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“ACIP”) that would have been made if the threshold performance for 2014 was met; the amounts in column (d) represent the cash payment under ACIP that would have been made if the target performance for 2014 was met; and the amounts in column (e) represent the maximum cash payment under ACIP, the lesser of three times target or $5 million. For Mr. Stroup, the maximum cash payment under ACIP is two times target because the company financial factor is capped at 2.0 and because a personal performance factor is not utilized for him. For Mr. Gusenleitner, who is paid in Euros, these U.S. Dollar amounts are based on a one year average exchange rate ending on December 31, 2014 of 1.3293 U.S. Dollars per Euro.

(2)	The Compensation Committee granted the performance stock unit awards (PSUs) at its March 4, 2014 meeting. The period during which performance is measured is calendar year 2014. Any payout is made in restricted stock units (RSUs). The conversion factor from PSUs to RSUs is based on the Company’s 2014 consolidated operating income margin, weighted 50%, and the company’s 2014 consolidated free cash flow, weighted 50%. After expiration of the one-year performance period, the Committee determined at its February 2015 meeting the actual performance for the 2014 performance period. The conversion factor for each named executive officer used in determining the number of awarded RSUs was 1.02, which resulted in the following number of RSUs: Mr. Stroup – 27,645; Mr. Derksen – 7,655; Mr. Bloomfield – 3,615; Mr. Gusenleitner – 3,403; and Mr. Vestjens – 3,403. The RSUs will vest on February 25, 2017.

(3)	The amounts in column (j) are the number of SARs granted to each of the named executive officers in 2014. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the grant date.

(4)	The exercise price for awarded SARs was the closing price of the Belden shares on the grant date.

Belden Inc. 2015 Proxy Statement	Page 35

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(2) (3) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(4) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	92,500	-	-	35.790	3/2/2021	17,816	1,404,079	27,103	2,135,987
	87,067	43,533		39.830	2/27/2022
	24,716	49,431		50.010	3/4/2023
	-	54,412		72.570	3/4/2024
Henk Derksen	1,800	-	-	47.705	2/21/2017	1,550	122,156	7,505	591,469
	8,400	-		40.960	2/20/2018	990	78,022
	1,868	-		11.920	2/24/2019	7,592	598,326
	13,768	-		21.700	2/22/2020
	10,230	-		35.830	3/1/2021
	3,100	-		28.760	8/28/2021
	16,540	8,270		39.830	2/27/2022
	5,078	10,156		50.010	3/4/2023
	-	15,068		72.570	3/4/2024
Kevin Bloomfield	14,240	-		35.830	3/1/2021	2,651	208,925	3,544	279,303
	12,994	6,496		39.830	2/27/2022	5,375	423,604
	3,595	7,190		50.010	3/4/2023
	-	7,115		72.570	3/4/2024
Christoph Gusenleitner	10,400	-	-	35.830	3/1/2021	2,898	228,391	3,336	262,910
	15,033	7,517		39.830	2/27/2022	6,181	487,125
	4,135	8,268		50.010	3/4/2023
	-	6,697		72.570	3/4/2024
Roel Vestjens	-	980	-	39.830	2/27/2012	453	35,701	3,336	262,910
	1,798	3,594		50.010	3/4/2023	225	17,732
	-	6,697		72.570	3/4/2024	2,688	211,841

(1)	Shows vested SARs.

(2)	Shows unvested SARs.

(3)	For Mr. Stroup, his 43,533 unexercisable SARs expiring on February 27, 2022 vested on February 27, 2015. His 49,431 unexercisable SARs expiring on March 4, 2023 vest as follows: 24,716 on March 4, 2015 and 24,715 on March 4, 2016. His 54,412 unexercisable SARs expiring on March 4, 2024 vest as follows: 18,138 on March 4, 2015, 18,137 on March 4, 2016 and 18,137 on March 4, 2017.

For Mr. Derksen, his 8,270 unexercisable SARs expiring on February 27, 2022 vested on February 27, 2015. His 10,156 unexercisable SARs expiring on March 4, 2023 vest as follows: 5,078 on March 4, 2015 and

Page 36	Belden Inc. 2015 Proxy Statement

5,078 on March 4, 2016. His 15,068 unexercisable SARs expiring on March 4, 2024 vest as follows: 5,023 on March 4, 2015, 5,023 on March 4, 2016 and 5,022 on March 4, 2017.

For Mr. Bloomfield, his 6,496 unexercisable SARs expiring on February 27, 2022 vested on February 27, 2015. His 7,190 unexercisable SARs expiring on March 4, 2023 vest as follows: 3,595 on March 4, 2015 and 3,595 upon his retirement on March 31, 2015. His 7,115 unexercisable SARs expiring on March 4, 2024 vest as follows: 2,372 on March 4, 2015 and 4,743 upon his retirement on March 31, 2015.

For Mr. Gusenleitner, his 7,517 unexercisable SARs expiring on February 27, 2022 vested on February 27, 2015. His 8,268 unexercisable SARs expiring on March 4, 2023 vest as follows: 4,134 on March 4, 2015 and 4,134 on March 4, 2016. His 6,697 unexercisable SARs expiring on March 4, 2024 vest as follows: 2,233 on March 4, 2015, 2,232 on March 4, 2016 and 2,232 on March 4, 2017.

For Mr. Vestjens, his 980 unexercisable SARs expiring on February 27, 2022 vested on February 27, 2015. His 3,594 unexercisable SARs expiring on March 4, 2023 vest as follows: 1,797 on March 4, 2015 and 1,797 on March 4, 2016. His 6,697 unexercisable SARs expiring on March 4, 2024 vest as follows: 2,233 on March 4, 2015, 2,232 on March 4, 2016 and 2,232 on March 4, 2017.

(4)	The exercise price of SAR awards granted since 2008 was the closing price of Belden shares on the grant date. The exercise price of SAR awards granted prior to 2008 was the average of the high and low prices of Belden shares on the grant date.

(5)	Mr. Stroup’s 17,816 RSUs vested on February 22, 2015. His 36,953 RSUs vest as follows: 18,477 on March 4, 2015 and 18,476 on March 4, 2016. Mr. Derksen’s 1,550 RSUs vested on February 22, 2015. His 990 RSUs vested on February 27, 2015. His 7,592 RSUs vest as follows: 3,796 on March 4, 2015 and 3,796 on March 4, 2016. Mr. Bloomfield’s 2,651 RSUs vested on February 22, 2015. His 5,375 RSUs vest as follows: 2,688 on March 4, 2015 and 2,687 upon his retirement on March 31, 2015. Mr. Gusenleitner’s 2,898 RSUs vested on April 1, 2015. His 6,181 RSUs vest as follows: 3,091 on March 4, 2015 and 3,090 on March 4, 2016. Mr. Vestjens’s 453 RSUs vested on February 22, 2015. His 225 RSUs vested on March 1, 2015. His 2,688 RSUs vest as follows: 1,344 on March 4, 2015 and 1,344 on March 4, 2016.

(6)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2014 ($78.81).

(7)	On March 4, 2014, the NEOs were granted PSUs. In February 2015, based on the 2014 performance, the PSUs were converted at a ratio of 1.02 to the following number of RSUs: Mr. Stroup – 27,645; Mr. Derksen – 7,655; Mr. Bloomfield – 3,615; Mr. Gusenleitner – 3,403; and Mr. Vestjens – 3,403. The RSUs will vest on February 25, 2017.

(8)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2014 ($78.81).

Belden Inc. 2015 Proxy Statement	Page 37

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)		(d)	(e)
John Stroup	205,523	10,820,965	(2)	17,816	1,262,308
Henk Derksen	-	-		2,950	212,098
Kevin Bloomfield	73,359	3,481,315	(3)	2,651	187,830
Christoph Gusenleitner	6,000	193,260	(4)	2,899	205,423
Roel Vestjens	17,949	827,816	(5)	678	48,152

(1)	The dates on which the executive officers had stock awards vest and the applicable fair market values on those days are as follows: February 22, 2014 – $70.8525, March 1, 2014 – $71.36, April 1, 2014 – $70.86 and August 28, 2014 – $73.055. When the vesting date falls on a trading day, the fair market value is the average of the high and low trading prices of Belden shares on that day. When the vesting date falls on a non-trading day, the fair market value is the average of (a) the average of the high and low trading prices of Belden shares on the trading day immediately preceding the vesting date and (b) the average of the high and low trading prices of Belden shares on the trading day immediately following the vesting date. The number of RSUs that vested were as follows: Mr. Stroup – 17,816 RSUs on February 22, 2014; Mr. Derksen – 1,550 RSUs on February 22, 2014 and 1,400 on August 28, 2014; Mr. Bloomfield – 2,651 RSUs on February 22, 2014; Mr. Gusenleitner – 2,899 RSUs on April 1, 2014; and Mr. Vestjens – 453 RSUs on February 22, 2014 and 225 RSUs on March 1, 2014. Giving effect to the actual tax withholding that occurred, Mr. Stroup acquired 11,341 shares on February 22, 2014; Mr. Derksen acquired 1,008 shares on February 22, 2014 and 933 shares on August 28, 2014; Mr. Bloomfield acquired 1,735 shares on February 22, 2014; Mr. Gusenleitner acquired 1,522 shares on April 1, 2014; and Mr. Vestjens acquired 453 shares on February 22, 2014 and 225 shares on March 1, 2014.

(2)	During 2014, Mr. Stroup exercised and sold the following SARs and sold the resulting shares pursuant to his 10b5-1 plan:

Date	# of options/SARS	Market Price	Exercise Price	Pre-tax proceeds	Resulting shares	Net proceeds
02/28/2014	75,000	$72.225	$21.70	$3,789,375.00	27,308	$1,910,969.09
12/10/2014	82,653	$80.74	$21.70	$4,879,833.12	31,458	$2,549,218.03
12/10/2014	47,870	$80.74	$35.79	$2,151,756.50	13,871	$1,127,635.21

(3)	During 2014, Mr. Bloomfield exercised the following SARs and sold the resulting shares:

Date	# of options/SARS	Market Price	Exercise Price	Pre-tax proceeds	Resulting shares	Net proceeds
05/05/2014	5,600	$72.39	$25.805	$260,876.00	2,401	$172,723.50
05/05/2014	8,600	$72.39	$47.705	$212,291.00	1,954	$140,567.15
05/05/2014	11,700	$72.39	$40.96	$367,731.00	2,737	$196,894.72
05/05/2014	24,000	$72.39	$11.92	$1,451,280.00	10,435	$750,674.62
05/05/2014	23,459	$72.39	$21.70	$1,189,136.71	8,550	$615,071.21

(4)	During 2014, Mr. Gusenleitner exercised the following SARs and sold the resulting shares:

Date	# of options/SARS	Market Price	Exercise Price	Pre-tax proceeds	Resulting shares	Net proceeds
02/12/2014	6,000	$68.04	$35.83	$193,260.00	1,560	$105,867.22

(5)	During 2014, prior to becoming an executive officer, Mr. Vestjens exercised 17,949 SARs.

Page 38	Belden Inc. 2015 Proxy Statement

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John Stroup	Pension Plan	9.2	318,262	-
	Excess Plan		1,328,421	-
	Postretirement Life Benefits		640	-
Henk Derksen	Pension Plan	4.8	140,290	-
	Excess Plan		145,635	-
Kevin Bloomfield	Pension Plan	33.8	1,029,545	-
	Excess Plan		92,725	-
	Postretirement Life Benefits		2,521	-
Christoph Gusenleitner	Pension Plan	0	-	-
	Excess Plan		-	-
Roel Vestjens	Pension Plan	0	-	-
	Excess Plan		-	-

(1)	Messrs. Stroup, Derksen and Bloomfield participate in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”). Mr. Gusenleitner does not participate in the U.S. plan because he resides outside of the U.S. Mr. Vestjens does not participate in the plans because he relocated to the U.S. after they were closed to new participants in 2010. The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($117,000 for 2014) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($260,000 for 2014). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan will receive a lump sum distribution.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 3.5% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

Belden Inc. 2015 Proxy Statement	Page 39

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	105,104	80,253	34,448	-	1,764,329
Henk Derksen	34,354	27,190	2,725	-	163,125
Kevin Bloomfield	29,235	18,344	17,153	-	870,010
Christoph Gusenleitner	-	-	-	-	-
Roel Vestjens	-	-	-	-	-

(1)	Each of Messrs. Stroup, Derksen and Bloomfield participates in the Belden Supplemental Excess Defined Contribution Plan. Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table. A portion of amounts included in column (f), attributable to years prior to 2006, were not reported as compensation in such years.

Page 40	Belden Inc. 2015 Proxy Statement

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has written agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement was for a term through October 31, 2011 and automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Stroup’s current base salary of $850,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Henk Derksen. Mr. Derksen entered into an employment agreement with the Company, effective January 1, 2010. It was amended and restated as of January 1, 2012 when Mr. Derksen was promoted to his current office. The agreement’s initial term was for three years and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Derksen’s annual base salary of $471,870 is subject to annual review. Mr. Derksen is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 75% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Kevin Bloomfield. Mr. Bloomfield entered into an employment agreement with the Company, effective July 15, 2007, and it was amended and restated in 2008. The agreement was terminated upon Mr. Bloomfield’s retirement on March 31, 2015. Hypothetical amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Christoph Gusenleitner. Mr. Gusenleitner entered into an employment agreement with the Company, effective April 1, 2010. The agreement can be terminated by the Company on six months prior notice. The agreement also is subject to earlier termination based on disability, death and retirement. Mr. Gusenleitner’s base salary of €303,850 per year (approximately $403,908) is subject to annual review. Mr. Gusenleitner is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives based in Europe, including quarterly contributions to a German private pension. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of Mr. Gusenleitner’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Roel Vestjens. Mr. Vestjens entered into an employment agreement with the Company, effective May 28, 2014, in connection with his promotion to his current position. The agreement’s initial term is for one year and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Vestjens’ annual base salary of $350,000 is subject to annual review. Mr. Vestjens is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Belden Inc. 2015 Proxy Statement	Page 41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following discussion does not pertain to Mr. Gusenleitner, who, except in the case of a termination for cause, is entitled to remuneration through the effective termination date of his employment agreement. The remaining NEO’s employment agreements with the Company provide for the potential payment of severance and other benefits upon certain terminations of employment. In addition, pursuant to the terms of the Company’s equity incentive plans, upon certain termination events, each executive will be entitled to acceleration of his outstanding and unvested equity awards.

Termination not for cause not in connection with a change in control

Pursuant to the employment agreements, in the event a named executive officer is terminated without “cause,” as defined below, the executive will be entitled to receive:

■

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Stroup), payable in equal semi-monthly installments over a twelve-month period (eighteen months in the case of Mr. Stroup);

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

■	continued participation in the Company’s medical and dental plans for twelve months (eighteen months for Mr. Stroup).

Pursuant to the employment agreements, “cause” is defined to include the officer’s:

■	willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies;

■	conviction of a felony or any crime involving moral turpitude;

■	lack of authority to enter the employment agreement without violating another agreement to which officer was a party; and

■	gross misconduct in the performance of his employment duties.

Termination not for cause by the Company or for good reason by the officer after a change in control

Each employment agreement provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

■	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by two, payable in equal semi-monthly installments over a 24-month period;

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;

■	unvested equity awards vest upon the termination following the “change in control”;

■	continued participation in the Company’s medical and dental plans for 24 months; and

■

if necessary, a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G. Starting in 2010, this gross-up feature was not offered to new executive officers. There is no gross-up in the employment agreements of Messrs. Derksen, Gusenleitner and Vestjens.

A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

Page 42	Belden Inc. 2015 Proxy Statement

Death/Disability

The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees. Upon the officer’s death or disability, the officer, or the officer’s heirs will be entitled to receive:

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

■	unvested equity awards vest immediately.

Retirement

Under the Company’s equity plans, an employee who has reached the age of 55 can voluntarily retire from the Company with the result that all unvested equity awards that were granted at least one year prior to the retirement date (longer for portions of certain multi-year grants) shall immediately vest in full and any options or stock appreciation rights are eligible for exercise for the shorter of three years or the original term of the award. Mr. Bloomfield was the only NEO eligible for retirement as of December 31, 2014.

Estimate of Payments

The estimated payments owed to each officer upon the various termination events are based on the following assumptions and/or exclusions:

■

it is assumed that each triggering event occurred on December 31, 2014 and that the value of our common stock was the closing market price of our stock on that date, or $78.81 (in the case of Termination not for cause by the Company or for good reason by the officer after a change in control, it is assumed that the change in control and the termination both occurred on December 31, 2014);

■

the payments do not include any amounts earned and owed to the officer as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of the Company on a non-discriminatory basis (the 2014 Non-Equity Incentive Plan Compensation is included based on the technical requirement that an employee must be employed on January 1, 2015 to earn the 2014 bonus. The officers’ employment agreements would entitle them to receive the 2014 bonus even if termination occurred on December 31, 2014);

■

the payments include only additional benefits that result from termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation”; and

■

in performing calculations for determining whether a Section 280G gross-up payment was applicable, no reductions were made to the hypothetical severance amounts to allocate amounts as reasonable compensation or to a non-competition agreement. The values placed on the acceleration of previously unvested equity awards were consistent with the regulations set out under Section 280G and the methodology was consistent with our standard practices for determining fair value of equity awards for our financial statements. Section 280G is not applicable to Mr. Gusenleitner as he does not reside in the U.S.

Belden Inc. 2015 Proxy Statement	Page 43

			Accelerated Vesting of Equity Value
Name	Aggregate Severance	2014 Non- Equity Incentive Plan Compensation	Restricted Stock Units	Stock Options/ SARs	Welfare Benefits Continuation	Excise Tax Gross-up Payment	Total
John Stroup
Termination not for cause not in connection with a change in control	$2,932,500	$1,143,675	-	-	$20,378	-	$4,096,553
Termination not for cause by the Company or for good reason by the officer after a change in control	$3,910,000	$1,143,675	$6,477,539	$3,460,060	$27,171	-	$15,018,445
Death/Disability	-	$1,143,675	$6,520,254	$3,460,060	-	-	$11,123,989
Retirement	-	-	-	-	-	-	-
Henk Derksen
Termination not for cause not in connection with a change in control	$825,773	$418,750	-	-	$13,693	-	$1,258,216
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,651,545	$418,750	$1,393,634	$708,882	$27,386	-	$4,200,197
Death/Disability	-	$418,750	$1,405,456	$708,882	-	-	$2,533,088
Retirement	-	-	-	-	-	-	-
Kevin Bloomfield
Termination not for cause not in connection with a change in control	$647,224	$303,420	-	-	$11,873	-	$962,517
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,294,448	$303,420	$915,558	$504,684	$23,746	-	$3,041,856
Death/Disability	-	$303,420	$921,153	$504,684	-	-	$1,729,257
Retirement	-	-	$636,255	$460,286	-	-	$1,096,541
Christoph Gusenleitner[1]
Termination not for cause not in connection with a change in control	$343,322	$292,631	-	-	-	-	$635,953
Termination not for cause by the Company or for good reason by the officer after a change in control	$343,322	$292,631	$982,415	$572,920	-	-	$2,191,288
Death/Disability	-	$292,631	$987,696	$572,920	-	-	$1,853,247
Retirement	-	-	-	-	-	-	-
Roel Vestjens
Termination not for cause not in connection with a change in control	$595,000	$290,510	-	-	$13,585	-	$899,095
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,190,000	$290,510	$529,355	$183,497	$27,170	-	$2,220,532
Death/Disability	-	$290,510	$534,635	$183,497	-	-	$1,008,642
Retirement	-	-	-	-	-	-	-

1	For Mr. Gusenleitner, this table assumes that notice of termination was delivered on December 31, 2014, with effect on June 30, 2015. This table reflects the amounts to which Mr. Gusenleitner would be entitled through June 30, 2015.

Page 44	Belden Inc. 2015 Proxy Statement

ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 19 to 32 and the tabular disclosure that follows it. We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, our increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executive compensation with that of our stockholders. We believe that there is a direct correlation between the performance of Belden and the compensation our senior executives receive. We also believe that our annual compensation disclosure is reflective of this correlation and is transparent and helpful to stockholders.

The Say-on-Pay resolution discussed below gives stockholders the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

OTHER MATTERS

The Company knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2016 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the SEC’s rules and regulations, be received at the Company’s principal executive offices by December 15, 2015. If you want the Company to consider a proposal at the 2015 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of your proposal no earlier than January 29, 2016 and no later than February 29, 2016.

Belden Inc. 2015 Proxy Statement	Page 45

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•

The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company (if any), a description of any arrangements between the candidate and the nominating stockholder, and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Page 46	Belden Inc. 2015 Proxy Statement

APPENDIX I

The performance factors applicable to the NEOs, along with the respective threshold, target and actual performance levels and the respective financial factor scores, are illustrated below (income numbers are shown in thousands):

Category	2014 ACIP – First Half
	Threshold	Target	Maximum	Actual	Score
Consolidated Net Income from Continuing Operations ($)	69,600	87,000	104,400	79,436	0.78
Consolidated Operating Income from Continuing Ops. ($)	121,600	152,000	182,400	139,268	0.79
Consolidated Share Capture ($)	10,500	21,000	31,500	(15,334)	0.00
Consolidated Operating Working Capital Turns	5.9	6.4	6.9	6.0	0.60
APAC Operating Income ($)	18,800	23,500	28,200	19,108	0.53
APAC Share Capture ($)	1,100	2,200	3,300	(2,000)	0.00
APAC Operating Working Capital Turns	5.7	6.2	6.7	5.0	0.00
Broadcast Solutions Operating Income ($)	49,520	61,900	74,280	59,732	0.91
Broadcast Solutions Share Capture ($)	3,300	6,600	9,900	9,900	2.00
Broadcast Solutions Operating Working Capital Turns	2.6	3.1	3.6	3.0	0.90
Industrial Connectivity Operating Income ($)	50,160	62,700	75,240	59,654	0.88
Industrial Connectivity Share Capture ($)	3,500	7,000	10,500	5,589	0.80
Industrial Connectivity Inventory Turns	8.1	8.6	9.1	8.8	1.40
Industrial IT Operating Income ($)	23,680	29,600	35,520	20,983	0.00
Industrial IT Inventory Turns	6.7	7.2	7.7	6.5	0.00

Category	2014 ACIP – Second Half
	Threshold	Target	Maximum	Actual	Score
Consolidated Net Income from Continuing Operations ($)	80,496	100,620	120,744	104,283	1.18
Consolidated Operating Income from Continuing Ops. ($)	138,400	173,000	207,600	174,358	1.04
Consolidated Share Capture ($)	10,400	20,800	31,200	29,468	1.83
Consolidated Operating Working Capital Turns	6.5	7.0	7.5	7.7	2.00
Broadcast Solutions Operating Income ($)	66,400	83,000	99,600	86,806	1.23
Broadcast Solutions Share Capture ($)	5,000	10,000	15,000	19,800	2.00
Broadcast Solutions Operating Working Capital Turns	4.3	4.8	5.3	5.0	1.40
Industrial Connectivity Operating Income ($)	48,596	60,745	72,894	55,210	0.77
Industrial Connectivity Share Capture ($)	4,250	8,500	12,750	12,813	2.00
Industrial Connectivity Inventory Turns	10.1	10.6	11.1	10.9	1.60
Industrial IT Operating Income ($)	25,742	32,177	38,612	33,712	1.24
Industrial IT Share Capture ($)	1,150	2,300	3,450	8,000	2.00
Industrial IT Inventory Turns	6.0	6.5	7.0	7.8	2.00

Belden Inc. 2015 Proxy Statement	Page I-1

Performance Factor Definitions

“Net Income from Continuing Operations” is consolidated revenues, less cost of sales, less selling, general and administrative expenses (“SG&A”), less interest expense, plus interest income, plus other income, less other expense, less tax expense, and less any loss from discontinued operations.

“Operating Income” is revenues, less cost of sales, less SG&A expenses, whether on a consolidated basis or of the applicable business platform (i.e., Broadcast Solutions with respect to Mr. Vestjens and Industrial Connectivity and Industrial IT for Mr. Gusenleitner).

“Share Capture” is the revenue that the Company, whether on a consolidated basis or with respect to the applicable business platform, compared to the revenue from the same period the previous year, excluding revenue changes due to acquisitions and divestitures, changes in copper prices, changes in foreign currency exchange rates, actual market growth (as measured based on third-party sources), changes in channel inventory and changes in the number of days in a period.

“Operating Working Capital Turns”, whether on a consolidated basis or with respect to the applicable business platform, are based on a monthly average of working capital turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

“Inventory Turns” are based on a monthly average of inventory turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) inventory at the end of the month.

Below is a summary of the applicable performance factors and weighting percentages for each NEO and a calculation of each NEO’s applicable Financial Factor for each performance period (rounded to two decimal places):

Messrs. Stroup, Derksen and Bloomfield – 2014 First Half
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	0.78	25%	0.20
Consolidated Operating Income from Continuing Ops.	0.79	25%	0.20
Consolidated Share Capture	0.00	25%	0.00
Consolidated Operating Working Capital Turns	0.60	25%	0.15
Consolidated Financial Factor			0.55

Mr. Gusenleitner – 2014 First Half
Category	Score	Weighting	Contribution to Financial Factor
Industrial Connectivity Operating Income	0.88	25%	0.22
Industrial Connectivity Share Capture	0.80	12.5%	0.10
Industrial Connectivity Inventory Turns	1.40	12.5%	0.18
Industrial IT Operating Income	0.00	18.75%	0.00
Industrial IT Inventory Turns	0.00	6.25%	0.00
Consolidated Financial Factor	0.55	25%	0.14
Mr. Gusenleitner’s Financial Factor			0.64

Page I-2	Belden Inc. 2015 Proxy Statement

Mr. Vestjens – January-February 2014
Category	Score	Weighting	Contribution to Financial Factor
APAC Operating Income	0.53	25%	0.13
APAC Share Capture	0.00	12.5%	0.00
APAC Operating Working Capital Turns	0.00	12.5%	0.00
Consolidated Financial Factor	0.55	50%	0.28
Mr. Vestjens’ Financial Factor			0.41

Mr. Vestjens – March-June 2014
Category	Score	Weighting	Contribution to Financial Factor
Broadcast Solutions Operating Income	0.91	25%	0.23
Broadcast Solutions Share Capture	2.00	12.5%	0.25
Broadcast Solutions Operating Working Capital Turns	0.90	12.5%	0.11
Consolidated Financial Factor	0.55	50%	0.28
Mr. Vestjens’ Financial Factor			0.87

Messrs. Stroup, Derksen and Bloomfield – 2014 Second Half
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	1.18	25%	0.30
Consolidated Operating Income from Continuing Ops.	1.04	25%	0.26
Consolidated Share Capture	1.83	25%	0.46
Consolidated Operating Working Capital Turns	2.00	25%	0.50
Consolidated Financial Factor			1.52

Mr. Gusenleitner – 2014 Second Half
Category	Score	Weighting	Contribution to Financial Factor
Industrial Connectivity Operating Income	0.77	25%	0.19
Industrial Connectivity Share Capture	2.00	12.5%	0.25
Industrial Connectivity Inventory Turns	1.60	12.5%	0.20
Industrial IT Operating Income	1.24	12.5%	0.16
Industrial IT Share Capture	2.00	6.25%	0.125
Industrial IT Inventory Turns	2.00	6.25%	0.125
Consolidated Financial Factor	1.52	25%	0.38
Mr. Gusenleitner’s Financial Factor			1.43

Belden Inc. 2015 Proxy Statement	Page I-3

Mr. Vestjens – 2014 Second Half
Category	Score	Weighting	Contribution to Financial Factor
Broadcast Solutions Operating Income	1.23	25%	0.31
Broadcast Solutions Share Capture	2.00	12.5%	0.25
Broadcast Solutions Operating Working Capital Turns	1.40	12.5%	0.18
Consolidated Financial Factor	1.52	50%	0.76
Mr. Vestjens’ Financial Factor			1.50

Page I-4	Belden Inc. 2015 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

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THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	David Aldrich 02 Lance C. Balk 03 Steven W. Berglund 04 Judy L. Brown 05 Bryan C. Cressey
06	Glenn Kalnasy 07 George Minnich 08 John M. Monter 09 John S. Stroup
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2015.						☐	☐	☐
3	Advisory vote to approve named executive officer compensation.						☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting.
		Yes		No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting		☐		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES
CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NOTICE AND PROXY STATEMENT, ANNUAL REPORT is/are available at www.proxyvote.com.

BELDEN INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 28, 2015 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Belden Inc. appoints Brian E. Anderson and Douglas R. Zink, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 28, 2015, beginning at 12:30 p.m., local time, at the Mississippi Room on the 8th Floor of the Four Seasons Hotel St. Louis, 999 North 2nd Street, St. Louis, Missouri 63102 and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED ON THE PROPOSALS CONSISTENT WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2015, and the Annual Report to Stockholders for the year ended December 31, 2014.

Continued and to be signed on reverse side